As filed with the Securities and Exchange Commission on November 28, 2000

                                      Registration No. 333-
-------------------------------------------------------------------

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549
                        -------------------

                             FORM S-8
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                        -------------------

                           SEMPRA ENERGY
         (Exact name of registrant as specified in its charter)

California                                          33-0732627
(State or other jurisdiction                     (I.R.S. Employer
of incorporation or organization)           Identification Number)

                        -------------------


                          101 Ash Street
                    San Diego, California 92101
                          (619) 696-2034
(Address of principal executive offices, Zip Code, and telephone number)

                           SEMPRA ENERGY
     CONSOLIDATED UNREGULATED BUSINESSES LONG TERM INCENTIVE PLAN
                      (Full title of the plan)
                        -------------------


                                                   Copies to:
JOHN R. LIGHT, ESQ.                         BARRY M. CLARKSON, ESQ.
Sempra Energy                                      Latham & Watkins
101 Ash Street                           701 "B" Street, Suite 2100
San Diego, California 92101             San Diego, California 92101
(619) 696-2034                                       (619) 236-1234
(Name, address including zip code,
and telephone number, including
area code, of agent for service)


                    CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------
                                                   Proposed
                                     Proposed       Maximum
Title of Each         Amount          Maximum      Aggregate  Amount of
Class of Securities    To Be         Offering       Offering Registration
to be Registered    Registered(1) Price Per Share   Price(2)    Fee
------------------------------------------------------------------------
Stock Appreciation
Units                 1,500,000     $119.90(2)   $179,850,000  $47,481
------------------------------------------------------------------------

(1) A maximum of 1,500,000 Units were reserved for issuance under the Sempra Energy Consolidated Unregulated Businesses Long Term Incentive Plan (the "Plan"). All Units reserved for issuance under the Plan are being registered hereunder.

(2) Estimated in accordance with Rule 457(h) solely for purposes of computing the registration fee for securities for which the offering price cannot be presently determined and for which there is no market for the securities to be offered. The Proposed Maximum Offering Price is $119.90 per Unit, which is based on the estimated book value of a Unit as of September 30, 2000, the latest practicable date.
------------------------------------------------------------------------


                              Part I
Item 1.  Plan Information.

Not required to be filed with this Registration Statement.

Item 2.  Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

                             Part II

Item 3.  Incorporation of Documents by Reference

     The SEC allows us to "incorporate by reference" information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Registration Statement, except for any information superseded by information subsequently filed and incorporated by reference in this Registration Statement. This Registration Statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

-- Annual Report on Form 10-K of Sempra Energy for the year ended
December 31, 1999, filed with the SEC on March 29, 2000;

-- Quarterly Report on Form 10-Q of Sempra Energy for the quarter ended March 31, 2000, filed with the SEC on May 5, 2000;

-- Quarterly Report on Form 10-Q of Sempra Energy for the quarter ended June 30, 2000, filed with the SEC on August 14, 2000;

-- Quarterly Report on Form 10-Q of Sempra Energy for the quarter ended September 30, 2000, filed with the SEC on November 13, 2000;

-- Current Report on Form 8-K of Sempra Energy filed with the SEC on January 28, 2000 and Amendment No. 1 thereto filed on Form 8-K/A with the SEC on February 8, 2000;

-- Current Report on Form 8-K of Sempra Energy filed with the SEC on February 18, 2000;

-- Current Report on Form 8-K of Sempra Energy filed with the SEC on February 22, 2000;

-- Current Report on Form 8-K of Sempra Energy filed with the SEC on March 9, 2000;

-- Current Report on Form 8-K of Sempra Energy filed with the SEC on March 30, 2000;

-- Current Report on From 8-K of Sempra Energy filed with the SEC on April 28, 2000;

-- Current Report on Form 8-K of Sempra Energy filed with the SEC on August 2, 2000; and

-- Current Report on Form 8-K of Sempra Energy filed with the SEC on October 27, 2000.

     We are also incorporating by reference all additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), between the date of this Registration Statement and the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, which shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing of those documents.

     If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Registration Statement. Plan participants may obtain documents incorporated by reference in this Registration Statement by requesting them in writing or by telephone from us at the following address:

  Sempra Energy
  Attn:  Secretary
  101 Ash Street
  San Diego, California  92101
  Telephone:  (877) SEMPRA7

     A statement contained in a document incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated herein modifies or replaces such statement. Any statements so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

     The securities being registered are unsecured obligations of Sempra Energy to pay cash to the holder of the securities upon the exercise thereof. The securities are based upon hypothetical units of beneficial ownership interest in a group of certain unregulated corporate subsidiaries and businesses of Sempra Energy ("Units") to be issued under The Sempra Energy Consolidated Unregulated Businesses Long Term Incentive Plan (the "Plan"). Awards of Units will be subject to individual unit award agreements. A committee constituted under the Plan will have sole discretion in deciding when awards of Units will be granted, to whom they will be granted, and how many Units will be awarded to each participant. Any officer or other employee of Sempra Energy or any affiliate, other than a regulated utility, will be eligible to be granted an award of Units under the Plan.

     The term of each award will be eight years from the date of grant, unless a lesser term is determined by the committee and set forth in the participant's unit award agreement. The term of the award may expire earlier in connection with the participant's termination of employment, death, disability, retirement or upon the occurrence of a change in control. To the extent not exercised, awards will become null and void upon expiration or termination.

     All outstanding awards that have not expired or terminated will vest on the third anniversary of the date of grant, unless otherwise provided in the participant's unit award agreement. Awards and Units granted under the Plan and the rights and privileges conferred thereby may not be transferred, assigned, pledged, or hypothecated in any manner other than by will or by similar process. If a participant attempts to transfer, assign, pledge or hypothecate any awards or Units, the awards or Units will terminate and become null and void.

     In consideration for the granting of an award under the Plan, a participant must agree to remain in our employ (or the employ of any of our unregulated corporate subsidiaries or businesses) for at least one year. However, nothing in the Plan confers on any participant the right to remain in the employ of Sempra Energy or an affiliate. Sempra Energy and its affiliates retain the right to discharge any participant at any time for any reason whatsoever, with or without cause.

     A participant may exercise any or all of the vested portion of an award solely during a specified exercise period, and before the expiration or termination of the award, by delivery to the committee of written notice of the number of Units to be exercised. The exercise period is the 60-day period following the committee's approval of the annual or more frequent valuation of the Units. An award shall not be exercisable, however, until the fair value of the companies covered by the Units as determined by the committee in accordance with the rules under the Plan is greater than zero as of the most recent valuation. Upon exercise, each exercised Unit will entitle the participant to receive from us a cash payment in an amount equal to the excess, if any, of the fair market value of a Unit on the date we receive notice of the exercise, over the fair market value of the Unit on the date it was awarded. The fair market value of a Unit will be determined, in accordance with the rules and regulations of the Plan, by the committee.

     Subject to the terms and conditions and within the limitations of the Plan, the committee may modify or amend outstanding awards granted under the Plan. However, modification or amendment of an outstanding award may not, without the consent of the participant, alter, impair or diminish any of the participant's rights under the award. The committee will act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the committee.

     No participant in the Plan will have any rights or privileges of a shareholder.

     The Board of Directors may at any time suspend, amend or terminate the Plan. No award may be granted after termination, or during any suspension of the Plan. No amendment or termination of the Plan will, without the consent of the participant, alter or impair any awards or obligations under any award previously granted under the Plan. The Plan will automatically terminate on December 31, 2004. At the discretion of the Board of Directors, all outstanding awards will terminate in conjunction with the termination of the Plan. If the Board decides to terminate the Plan, the awards outstanding will be deemed to be fully vested immediately before the termination and will automatically be exercised for payment. All payments in connection with such termination must be completed within 30 days or as soon as practicable following a special valuation with respect to such termination.

     Our obligations under the Plan and any awards granted pursuant to the Plan will be unfunded and unsecured. All amounts payable under the Plan will be paid from the general assets of Sempra Energy. We will have no obligation to establish any fund or to set aside any assets to provide benefits under the Plan.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

     Section 317 of the Corporations Code of the State of California permits a corporation to provide indemnification to its directors and officers under certain circumstances. The Sempra Energy Amended and Restated Articles of Incorporation and Bylaws eliminate the liability of directors for monetary damages to the fullest extent permissible under California law and provide that indemnification for liability for monetary damages incurred by directors, officers and other agents of Sempra Energy shall be allowed, subject to certain limitations, in excess of the indemnification otherwise permissible under California law. In addition, Sempra Energy has entered into indemnification agreements with its directors and officers which generally provide for indemnification of the officers and directors to the fullest extent permitted under California law. We maintain liability insurance and we are insured against loss for which we may be required or permitted by law to indemnify our directors and officers for their related acts.

     Our directors and officers are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), which might be incurred by them in such capacities and against which they cannot be indemnified by Sempra Energy.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

The following exhibits are filed as part of the Registration Statement:

   5.1   Opinion of Latham & Watkins.
   23.1  Independent Auditors' Consent.
   23.2  Consent of Latham & Watkins. Reference is made to Exhibit 5.1.
   24.1  Powers of Attorney (included in signature page).


Item 9.  Undertakings

 (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
     Statement:

         (i) To include any prospectus required by Section
         10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

 provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on this 28th day of November, 2000.

                                   SEMPRA ENERGY

                                By:  /s/ STEPHEN L. BAUM
                                   ------------------------
                                     Stephen L. Baum
                                     Chairman, Chief Executive Officer
                                     and President


                          POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen L. Baum, Neal
E. Schmale and John R. Light and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) and supplements to this Registration Statement, and any related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                         Title                    Date
-------------------------------------------------------------------

/s/ STEPHEN L. BAUM            Chairman, Chief        November 28, 2000
-------------------            Executive Officer,
Stephen L. Baum                President and Director

/s/ NEAL E. SCHMALE            Executive Vice         November 28, 2000
-------------------            President and Chief
Neal E. Schmale                Financial Officer

/s/ FRANK H. AULT              Vice President         November 28, 2000
-------------------            and Controller
Frank H. Ault

/s/ HYLA H. BERTEA             Director               November 28, 2000
-------------------
Hyla H. Bertea

/s/ ANN L. BURR                Director               November 28, 2000
-------------------
Ann L. Burr

/s/ HERBERT L. CARTER          Director               November 28, 2000
-------------------
Herbert L. Carter

/s/ RICHARD A. COLLATO         Director               November 28, 2000
-------------------
Richard A. Collato

/s/ DANIEL W. DERBES           Director               November 28, 2000
-------------------
Daniel W. Derbes

/s/ WILFORD D. GODBOLD, JR.    Director               November 28, 2000
-------------------
Wilford D. Godbold, Jr.

/s/ WILLIAM D. JONES           Director               November 28, 2000
-------------------
William D. Jones

/s/ RALPH R. OCAMPO            Director               November 28, 2000
-------------------
Ralph R. Ocampo

/s/ WILLIAM G. OUCHI           Director               November 28, 2000
-------------------
William G. Ouchi

/s/ RICHARD J. STEGEMEIER      Director               November 28, 2000
-------------------
Richard J. Stegemeier

/s/ THOMAS C. STICKEL          Director               November 28, 2000
-------------------
Thomas C. Stickel

                               Director               November   , 2000
-------------------
Diana L. Walker


                          EXHIBIT INDEX

EXHIBIT
-------

 5.1     Opinion of Latham & Watkins.
 23.1    Independent Auditors' Consent.
 23.2    Consent of Latham & Watkins. Reference is made to Exhibit 5.1.
 24.1    Powers of Attorney (included in signature page).